Exhibit 1

EXECUTION VERSION

July 12, 2013

AT&T Inc.

One AT&T Plaza

208 South Akard Street, Suite 3702

Dallas, Texas 75202

Ladies and Gentlemen:

Each of the stockholders listed on Schedule I to this letter agreement (individually, a “Stockholder” and, together, the “Stockholders”) understands that Leap Wireless International, Inc., a Delaware corporation (the “Company”), AT&T Inc., a Delaware corporation (“Parent”), Laser, Inc., a Delaware corporation, and Mariner Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of July 12, 2013 (as it may be from time to time amended, the “Merger Agreement”), providing for, among other things, a merger of Merger Sub with and into the Company (the “Merger”), in which each of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) (other than Excluded Shares) will be cancelled and converted into the right to receive the Per Share Merger Consideration. Terms used without definition in this letter agreement shall have the meanings ascribed thereto in the Merger Agreement.

Each of the Stockholders acknowledges that, as a condition to entering into the Merger Agreement, Parent has required that each of the Stockholders enter into this letter agreement and, in order to induce Parent to enter into the Merger Agreement and incur the obligations set forth therein, each of the Stockholders is willing to enter into this letter agreement.

Each of the Stockholders confirms such Stockholder’s agreement with Parent, and Parent confirms its agreement with each of the Stockholders, as follows:

1. Each of the Stockholders represents and warrants that Schedule I to this letter agreement sets forth the number of shares of Company Common Stock (the “Shares”) of which such Stockholder is the beneficial owner as of the date of this letter agreement and separately sets forth the number of Shares that are owned of record and the Shares over which it has voting control as of the date of this letter agreement. Other than 23,593,905 Shares which are held in brokerage accounts (for which it maintains the right to vote) and which are subject only to customary liens pursuant to the terms of the applicable custody agreement generally applicable to all assets of the Stockholders held in brokerage accounts, all shares of Company Common Stock are owned by the Stockholders free and clear of all Encumbrances, voting arrangements and commitments of every kind. Each Stockholder further represents and warrants that such Stockholder has the power to vote or direct the vote of all shares of Company Common Stock owned by it of record or beneficially without restriction and that any proxies that have been given in respect of any or all of such shares have been revoked. In addition, Dr. Rachesky represents and warrants that he controls each of the Stockholders. Each of the Stockholders will use its best efforts to have all of its Shares converted to certificated form as soon as reasonably practicable and in any event prior to the record date for the Stockholders Meeting. No Stockholder has any knowledge of any matter that would prevent this from being accomplished. The Company shall cooperate with the Stockholders and provide such assistance as is necessary to accomplish the foregoing. Without limiting the foregoing, each of the Stockholders and the Company agrees to contact the transfer agent for the shares of Company Common Stock as soon as practicable and no later than the open of business on the first Business Day after the date of this letter agreement to request that all of the Stockholders’ Shares be converted to certificated form and to take such other actions as may be necessary or desirable to minimize any adverse impact on the voting arrangements hereunder arising by virtue of the fact that the Stockholders’ shares of Company Common Stock are held in brokerage accounts instead of directly by the Stockholders. If, notwithstanding the foregoing, there are Shares which do not become certificated, whether or not such Shares are collateral for loans, there cannot be absolute assurance that each and every Share will be voted as directed by a Stockholder given the proration practices by broker-dealers. Thus, all agreements herein with respect to the voting of all Shares owned by all Stockholders are subject to the understanding contained in the preceding sentence; provided, however, that the Stockholders will use their reasonable best efforts to ensure that they are voted in the manner otherwise required hereunder.

2. At every meeting of the stockholders of the Company called, and at every postponement, recess or adjournment thereof, and on every action or approval by written consent of the stockholders of the Company, each Stockholder agrees to vote, or cause to be voted, such Stockholder’s shares of Company Common Stock owned beneficially or of record and at such time over which it has voting control to be voted in favor (a) of (i) adoption of the Merger Agreement and (ii) any other matter that is required to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Merger Agreement, (b) against (i) any proposal made in opposition to adoption of the Merger Agreement or in competition with the Merger, (ii) any Acquisition Proposal, (iii) any Alternative Acquisition Agreement, and (iv) to the extent that any of the following actions require a stockholder vote pursuant to applicable Law, any proposal, transaction, agreement, amendment of the Company’s certificate of incorporation or by-laws or other action that is intended to or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the Merger or that Parent has advised it in writing at least three Business Days prior to a vote, would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement or facilitate an Acquisition Proposal or an Alternative Acquisition Agreement and (c) as directed by Parent with respect to any postponement, recess, adjournment or other procedural matter. Any such vote shall be cast (or consent shall be given) by such Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). Each Stockholder understands and agrees that, by voting its shares in favor of the adoption of the Merger Agreement, it hereby irrevocably and unconditionally waives, and agrees not to exercise any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that such Stockholder may directly or indirectly have by virtue of the ownership of any shares of Company Common Stock.

3. Each Stockholder hereby revokes any and all previous proxies granted with respect to its Shares. By entering into this letter agreement, subject to the last sentence of this paragraph 3, each Stockholder hereby grants, or agrees to cause the applicable record holder to grant, a proxy appointing Wayne Watts and John Stephens, and each of them, but each with full power of substitution, as such Stockholder’s attorney-in-fact and proxy, for and in such Stockholder’s name, to be counted as present, vote, express consent or dissent with respect to the shares of Company Common Stock owned of record or beneficially by it in the manner contemplated by paragraph 2 as such proxies or their proxies or substitutes shall, in their sole discretion, deem proper with respect to the shares of Company Common Stock. The proxy granted by each Stockholder pursuant to this paragraph 3 is, subject to the last sentence of this paragraph 3, irrevocable and is coupled with an interest, in accordance with Section 212(e) of the DGCL, and is granted in order to secure such Stockholder’s performance under this letter agreement and also in consideration of Parent entering into this letter agreement and the Merger Agreement and incurring the obligations therein. If any Stockholder fails for any reason to be counted as present, consent or vote its shares of Company Common Stock in accordance with the requirements of paragraph 2 (or anticipatorily breaches such paragraph), then Parent shall have the right to cause to be present, consent or vote such Stockholder’s shares of Company Common Stock in accordance with the provisions of paragraph 2. The proxy granted by the Stockholder shall be automatically revoked upon termination of this letter agreement in accordance with its terms.

4. Subject to the provisions of paragraph 8, each Stockholder agrees that such Stockholder will not, and will cause its respective Representatives not to, directly or indirectly, (a) solicit, initiate, knowingly encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or any Alternative Acquisition Agreement, (b) participate in any discussions or negotiations with any Person regarding, or provide to any Person any nonpublic information or data concerning the Company or any of its Subsidiaries in connection with, any Acquisition Proposal or potential Acquisition Proposal or any Alternative Acquisition Agreement or in response to any inquiries or proposals that could reasonably be expected to lead to any Acquisition Proposal or Alternative Acquisition Agreement, or (c) otherwise knowingly facilitate any effort or attempt to make any Acquisition Proposal or enter into any Alternative Acquisition Agreement. Each Stockholder shall immediately terminate, and shall cause its respective Representatives to immediately terminate, all discussions or negotiations, if any, that are ongoing as of the date hereof with any Person with respect to any Acquisition Proposal, or proposal that could reasonably be expected to lead to an Acquisition Proposal.

5. Each Stockholder represents and warrants (a) that such Stockholder has duly authorized, executed and delivered this letter agreement and has all necessary power and authority and full legal capacity to enter into this letter agreement; and (b) that, assuming the due authorization, execution and delivery of this letter agreement by Parent, this letter agreement is such Stockholder’s legal, valid and binding agreement and is enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity.

6. Each Stockholder further represents and warrants that the execution and delivery of this letter agreement by such Stockholder do not, and the performance of its obligations under this letter agreement and the consummation of the transactions to be consummated by it as contemplated hereby will not, (a) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder of which it is aware or by which its Shares are bound or affected, (b) result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares are bound or affected, or (c) require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not to its knowledge prevent, impair, delay or adversely affect the performance by such Stockholder of its obligations under this letter agreement.

7. This letter agreement and all obligations of the parties hereunder shall automatically terminate upon the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the effectiveness of any amendment, modification, supplement to, or waiver under, the Merger Agreement which amendment, modification, supplement or waiver would (1) reduce the amount or change the form or composition of the Per Share Merger Consideration payable in the Merger, (2) extend the Termination Date (other than pursuant to Section 8.2(a) of the Merger Agreement) or (3) materially and adversely impact any Stockholder in its capacity as such; provided, however, that (i) paragraphs 11, 12, 13 and 16 and hereof shall survive any such termination and (ii) such termination shall not relieve any party of any obligation for any breach of this letter agreement occurring prior to such termination.

8. Each Stockholder is entering into this letter agreement solely in its capacity as record or beneficial owner of such Stockholder’s Shares and nothing herein is intended to or shall limit or affect any actions taken by such Stockholder or any employee, officer, director, partner or other affiliate (including, for this purpose, any appointee or representative of such Stockholder to the board of directors of the Company) of such Stockholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Company’s stockholders.

9. Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure in connection with the Merger, including the Proxy Statement, such Stockholder’s identity and ownership of the shares of Company Common Stock that are subject to this letter agreement and the nature of such Stockholder’s obligations under this letter agreement.

10. Each Stockholder agrees that, prior to the termination of this letter agreement, such Stockholder shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by such Stockholder of its obligations under this letter agreement other than to a de minimis extent. Each Stockholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary or reasonably requested by Parent to confirm and assure the rights and obligations set forth in this letter agreement.

11. THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties to this letter agreement hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this letter agreement and of the documents referred to in this letter agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this letter agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this letter agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware State or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 13 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

12. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 12.

13. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, by email or overnight courier addressed, if to a Stockholder, to the address, facsimile number or email address, as applicable, set forth below its name in Schedule I hereto, and, if to Parent or the Company, in accordance with Section 9.6 of the Merger Agreement, or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission, if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); upon transmission, if sent by email on a business day prior to 5:00 p.m. (Pacific Time) and otherwise on the next business day (unless the sender receives a reply email indicating that the sent email was undeliverable, exceeded the memory or other limitations of the recipient’s inbox or otherwise could not be delivered to the recipient); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

14. This letter agreement shall not be assignable by operation of Law or otherwise. Any purported assignment in violation of this Agreement is void.

15. Each party to this letter agreement recognizes and acknowledges that a breach by it of any covenants or agreements contained in this letter agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each party agrees that in the event of any such breach, the aggrieved party shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in any federal or state court located in the State of Delaware. In the event that Parent institutes any action, claim, complaint, lawsuit or proceeding pursuant to this paragraph 15, the successful party shall be entitled to receive the costs incurred thereby, including reasonable attorneys’ fees and expenses as may be determined by the court.

16. The effectiveness of this letter agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

17. From and after the date of this letter agreement until the Requisite Company Vote is obtained, each of the Stockholders agrees not to, or to permit any broker-dealer or other Person to, transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of such Stockholder’s shares of Company Common Stock.

18. Parent acknowledges and agrees that nothing in this letter agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares of any Stockholder. All rights, ownership and economic benefits of and relating to the Shares of any Stockholder shall remain vested in and belong to such Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholder in the voting of any of such Stockholder’s Shares, except as otherwise expressly provided herein.

19. Each Stockholder and the Company agree that, when converted into certificated form, each certificate representing Shares owned, beneficially or of record, by such Stockholder shall conspicuously bear the following legend until such time the Shares represented thereby are no longer subject to the provisions hereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE LETTER AGREEMENT, DATED AS OF JULY 12, 2013, AMONG THE COMPANY AND THE PARTIES THERETO INCLUDING THE VOTING AND TRANSFER RESTRICTIONS CONTAINED THEREIN.”

Please confirm that the foregoing correctly states the understanding between each Stockholder and you by signing and returning to us a counterpart hereof.

Very truly yours,

MHR CAPITAL PARTNERS MASTER ACCOUNT LP

	By:	MHR Advisors LLC, its general partner

By:
Name:
Title:

MHR CAPITAL PARTNERS (100) LP

	By:	MHR Advisors LLC, its general partner

By:
Name:
Title:

MHR ADVISORS LLC

By:
Name:
Title:

MHR INSTITUTIONAL PARTNERS II LP

	By:	MHR Institutional Advisors II LLC, its general partner

By:
Name:
Title:

MHR INSTITUTIONAL PARTNERS IIA LP

	By:	MHR Institutional Advisors II LLC, its general partner

By:

Name:
Title:

MHR INSTITUTIONAL ADVISORS II LLC

By:
Name:
Title:

MHR INSTITUTIONAL PARTNERS III LP

	By:	MHR Institutional Advisors III LLC, its general partner

By:
Name:
Title:

MHR INSTITUTIONAL ADVISORS III LLC

By:
Name:
Title:

MHRC LLC

By:
Name:
Title:

MHRC II LLC

By:
Name:
Title:

MHR FUND MANAGEMENT LLC

By:
Name:
Title:

MHR HOLDINGS LLC

By:
Name:
Title:

MARK H. RACHESKY, M.D.

Confirmed as of the date first above written:

AT&T INC.

By:
Name:
Title

Confirmed as of the date first above written:

LEAP WIRELESS INTERNATIONAL, INC.

By:
Name:
Title

SCHEDULE I

Stockholder Name and Address (1)	Shares Held Beneficially (2)	Shares Owned of Record		Shares Over Which Stockholder Has Voting Control	Shares in Margin Accounts and/or Are Collateral
MHR Capital Partners Master Account LP	353,420	353,420		353,420	353,420	(3)
MHR Capital Partners (100) LP	42,514	42,514		42,514	42,514	(3)
MHR Advisors LLC	395,934	0		395,934	0
MHR Institutional Partners II LP	3,340,378	3,340,378		3,340,378	3,340,378	(3)
MHR Institutional Partners IIA LP	8,415,428	8,415,428		8,415,428	8,415,428	(3)
MHR Institutional Advisors II LLC	11,755,806	0		11,755,806	0
MHR Institutional Partners III LP	11,382,129	11,382,129		11,382,129	11,382,129	(3)
MHR Institutional Advisors III LLC	11,382,129	0		11,382,129	0
MHRC LLC	395,934	0		395,934	0
MHRC II LLC	11,755,806	0		11,755,806	0
MHR Fund Management LLC	23,533,869	0		23,533,869	0
MHR Holdings LLC	23,533,869	0		23,533,869	0
Mark H. Rachesky, M.D.	23,598,857	64,988	(4)	23,598,857	60,036	(5)

(1)	The address for each Stockholder is 40 West 57th Street, 24th Floor New York, NY 10019. The facsimile number for each Stockholder is (212) 262-9356. The email address for each Stockholder is jyeung@mhrfund.com; copy to mrachesky@mhrfund.com.
(2)	Does not include securities or derivatives which are not Shares.
(3)	All of the Shares owned of record are held in accounts at Goldman Sachs, over which Goldman Sachs has a general lien, regardless of whether there are obligations currently owed to Goldman Sachs.
(4)	Represents 64,988 Shares directly owned by Dr. Rachesky, of which 60,036 are in his brokerage account and 4,952 are restricted shares not yet released to him but as to which he has the right to vote.
(5)	The 60,036 Shares in Dr. Rachesky’s brokerage account are also subject to a general lien in favor of the broker.